    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST   , 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                           TOYMAX INTERNATIONAL, INC.

             (Exact Name of Registrant as Specified in Its Charter)

                   DELAWARE                                        11-3391335
         (State or Other Jurisdiction                 (I.R.S. Employer Identification No.)
       of Incorporation or Organization)

            125 EAST BETHPAGE ROAD                                    11803
              PLAINVIEW, NEW YORK                                  (Zip Code)
   (Address of Principal Executive Offices)

                            ------------------------

                           TOYMAX INTERNATIONAL, INC.
                  AMENDED AND RESTATED 1997 STOCK OPTION PLAN
                               ------------------

                              SANFORD FRANK, ESQ.
                                GENERAL COUNSEL
                           TOYMAX INTERNATIONAL, INC.
                             125 EAST BETHPAGE ROAD
                           PLAINVIEW, NEW YORK 11803
                    (Name and Address of Agent for Service)

                                 (516) 391-9898
         (Telephone Number, Including Area Code, of Agent for Service)

                                WITH COPIES TO:

                               JOEL HANDEL, ESQ.
                             BAER MARKS & UPHAM LLP
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 702-5700

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED
                                                                      MAXIMUM         PROPOSED MAXIMUM
            TITLE OF SECURITIES                 AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
             TO BE REGISTERED                  REGISTERED(1)          SHARE(2)            PRICE(2)        REGISTRATION FEE
Common stock, par value $0.01 per share       1,500,000 shares        $8.9375           $13,406,250          $3,726.94

(1) The Toymax International, Inc. Amended and Restated 1997 Stock Option Plan authorizes the issuance of a maximum of 1,500,000 shares of common stock which are reserved for issuance pursuant to the grant of stock options under such plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, on the basis of $8.9375 per share, the average of the closing bid and ask prices of the common stock on the Nasdaq National Market on August 26, 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

    Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, the documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Toymax International, Inc. ("we" or the "Company") Amended and Restated 1997 Stock Option Plan (the "Plan").

    This document and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

    Upon the written or oral request by a participant in the Plan listed in Item 1 of this Part I, the Company will provide any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference into this Section 10(a) prospectus), any documents required to be delivered to participants pursuant to Rule 428(b) and other additional information about such plans. All of such documents and information will be available without charge. Any and all such requests should be directed to the Company at 125 E. Bethpage Road, Plainview, New York 11803, telephone number (516) 391-9898, attention Sanford Frank, Esq., General Counsel.

                                EXPLANATORY NOTE

    This Registration Statement has been prepared in accordance with the requirements of Form S-8 and Form S-3 pursuant to the Securities Act of 1933, as amended. The Form S-8 portion of this Registration Statement will be used for offers of shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company, pursuant to the employee benefit plan listed in Item 1 of Part I to this Registration Statement. In accordance with the Note to Part I of Form S-8, the information specified by Part I for Form S-8 has been omitted from this Registration Statement. The Reoffer Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of
Part I of Form S-3 and will be used for reofferings or resales of shares of Common Stock of the Company which are deemed to be control securities, which have been acquired or will be acquired by control persons, pursuant to the employee benefit plan.

                               REOFFER PROSPECTUS
                           TOYMAX INTERNATIONAL, INC.

                   1,500,000 SHARES OF COMMON STOCK UNDER THE
     TOYMAX INTERNATIONAL, INC. AMENDED AND RESTATED 1997 STOCK OPTION PLAN

    The shares of common stock, par value $0.01 per share (the "Common Stock"), of Toymax International, Inc. (the "Company" or "we") covered by this Reoffer Prospectus may be offered and sold to the public by stockholders of the Company (the "Selling Stockholders"), some of whom may be deemed to be "affiliates" (as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act")) of the Company. The Selling Stockholders may sell a maximum of 1,500,000 shares of Common Stock (the "Shares"). The Selling Stockholders acquired or will acquire the Shares through their exercise of stock options granted to them under the Company's Amended and Restated 1997 Stock Option Plan (the "Plan").

    All or a portion of the Shares may be offered for sale, from time to time, on the Nasdaq National Market or otherwise, at prices and terms then obtainable, subject to certain limitations. However, any Shares covered by this Reoffer Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 instead of pursuant to this Reoffer Prospectus. See "Plan of Distribution."

    The Company will not receive any of the proceeds from the sales of the Shares by the Selling Stockholders, but will receive funds from the sale of the Shares of Common Stock to the Selling Stockholders upon the exercise of stock options for such Shares, which funds will be used by the Company for working capital. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions, discounts and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

    The Common Stock is listed on the Nasdaq National Market under the symbol "TMAX". The high and closing price of our Common Stock on the Nasdaq National Market on August 26, 1999 was U.S. $8.9375.

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED
     IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Reoffer Prospectus is August 27, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................           5
PROSPECTUS SUMMARY.........................................................................................           6
RISK FACTORS...............................................................................................           8
FORWARD-LOOKING STATEMENTS.................................................................................           8
USE OF PROCEEDS............................................................................................          16
SELLING STOCKHOLDERS.......................................................................................          16
PLAN OF DISTRIBUTION.......................................................................................          17
INDEMNIFICATION OF DIRECTORS AND OFFICERS..................................................................          18
LEGAL MATTERS..............................................................................................          19
EXPERTS....................................................................................................          19

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained by mail from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-(800) SEC-0330. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. See "Incorporation of Certain Documents by Reference."

    The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the shares of Common Stock offered by this Reoffer Prospectus. This Reoffer Prospectus does not contain all the information set forth in or annexed as exhibits to the Registration Statement. For further information with respect to the Company and the Shares of Common Stock offered by this Reoffer Prospectus, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as part thereof or incorporated by reference herein. Copies of the Registration Statement, together with such financial statements, schedules and exhibits, may be obtained from the public reference facilities of the Commission at the addresses listed above, upon payment of the charges prescribed therefor by the Commission. Statements contained in this Reoffer Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other documents, each such statement being qualified in its entirety by such reference. Copies of such contracts or other documents, to the extent that they are exhibits to this Registration Statement, may be obtained from the public reference facilities of the Commission, upon the payment of the charges prescribed therefor by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference, except as superseded or modified herein:

       1. The Company's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1999.

       2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

       3. The Company's Current Report on Form 8-K/A filed with the Commission on August 10, 1999.

       4. The Company's definitive Proxy Statement dated July 1, 1999 relating to its annual and special meeting of stockholders held on August 5, 1999.

    In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Reoffer Prospectus and prior to the termination of the offering of the Shares of Common Stock shall be deemed to be incorporated in and made a part of this Reoffer Prospectus by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Reoffer Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Reoffer Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner of Shares of Common Stock, to whom this Reoffer Prospectus is delivered, on written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or oral requests for such copies should be directed to the Company, at 125 E. Bethpage Road, Plainview, New York 11803, telephone number (516) 391-9898, attention Sanford Frank, Esq., General Counsel.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS REOFFER PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK. CERTAIN STATEMENTS MADE IN THIS REOFFER PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SEE "FORWARD-LOOKING STATEMENTS."

    Unless the context otherwise requires, all references to "dollars" refers to U.S. dollars.

                                  THE COMPANY

OUR BUSINESS

    Toymax International, Inc. (the "COMPANY") is a consumer leisure products company that creates, designs and markets innovative and technologically advanced toys as well as other leisure products, which are sold in the U.S. and throughout the world. Toymax products promote fun and creative play, and are available under several brands: Toymax-Registered Trademark- toys, such as R.A.D.-TM- Robot, Mighty Mo's-TM- vehicles, the award-winning Laser Challenge-TM- brand and a new line of educational hand-held and tabletop electronics under the Jumpstart-TM- brand licensed from Knowledge Adventure Inc., and the Math Blaster-TM- brand licensed from Davidson & Associates, Inc.; Go Fly a Kite-Registered Trademark- kites, windsocks and banners; Candy Planet-TM- candy products and Monogram International gift, novelty and souvenir products. Management believes that the major strengths of the Company include its ability to develop and design new toys, such as Arcadia-TM- Electronic Skeet Shoot; to identify and satisfy niche opportunities with brands such as Mighty Mo's; to extend existing core brands such as Laser Challenge; and to identify acquisitions, such as Monogram International, Inc. ("Monogram") and Go Fly A Kite, Inc. ("GFK"), that further its plan to diversify into other leisure product categories.

    In February 1999 the Company formed a new division, Candy Planet, which together with the licensing of the World Wrestling Federation ("WWF") brand, enabled the Company to enter the expanding candy industry, which grew to $9.7 billion in 1997 (retail sales estimates of non-chocolate candy and gum according to the National Confectioners Association). In December 1998 the Company acquired the business of Go Fly A Kite, Inc., a leading developer and marketer of kites, windsocks, banners, mini flags and WindWheels-TM-. In May 1999 the Company completed the acquisition of Monogram International, Inc., a leading designer, manufacturer and marketer of gift and children's leisure product lines, including items based on well-established and evergreen licenses. Monogram has been associated with the Walt Disney Company for over 25 years and has more recently established a relationship with Warner Bros. Consumer Products. In order to integrate the current and any future acquisitions as well as to build the business in basic staple products, the Company has established a new administrative group, Toymax Enterprises, which will be comprised of the recently acquired GFK, the Candy Planet unit, the Company's non-promotional toy line, and Monogram.

    The Company operates in two reporting segments: Toymax Brands (primarily consisting of sales activities conducted through Toymax, Inc. ("TOYMAX NY") and Toymax (H.K.) Limited ("TOYMAX HK")) and Toymax Enterprises (consisting of Go Fly A Kite, Monogram International, Inc. and Candy Planet).

    Sales conducted by Toymax NY consist of sales of the Company's promotional product lines to primarily U.S. customers pursuant to customer purchase orders. Customers purchasing products on this basis include Toys "R" Us, Kay-Bee Toys, F.A.O. Schwarz, Wal-Mart Stores, Inc., Kmart Corporation and Target Stores, Inc. Sales conducted by Toymax HK ("TOYMAX HK SALES") consist of sales on a free on board ("FOB") Hong Kong basis which are generally based on letters of credit, and include sales of lower priced basic products to U.S. and international retailers including Toys "R" Us International, Index (U.K.), Wal-Mart (Canada) and sales of the Company's promotional product lines to approximately 48 international distributors. Candy Planet and Monogram International, Inc. sales are made pursuant to customer purchase orders. Sales conducted by GFK are on a COD, prepaid or credit card basis. The Company's products are sold in over 45 countries around the world.

OUR HISTORY

    Toymax was founded in 1990 by four experienced toy industry executives:
David Chu, the Company's Chairman, Steven Lebensfeld, its President, Harvey Goldberg, its Executive Vice President, and Kenneth Price, its Senior Vice President--Sales and Marketing. Since the early 1980s these executives have worked together in managing or founding toy companies or in customer-supplier relationships. Each individual brings particular strengths to the management team, Mr. Chu in manufacturing, Mr. Lebensfeld in product development, and Mr. Goldberg and Mr. Price in sales and marketing. In addition, these executives have built a team of knowledgeable, highly skilled management and employees whose collective toy industry experience enhances the Company's ability to effectively execute its business plan.

    Our principal executive offices are located at 125 E. Bethpage Road, Plainview, New York 11803 and our telephone number is (516) 391-9898

                                  THE OFFERING

    The Selling Stockholders may offer and sell up to 1,500,000 Shares of our Common Stock under this Reoffer Prospectus. We will not receive any of the proceeds from the sale of these Shares, however, we will receive funds from the sale of the Shares of Common Stock to the Selling Stockholders, which funds will be used by the Company for working capital. See "Use of Proceeds" and "Selling Stockholders."

                                  RISK FACTORS

    Investing in our Common Stock involves significant risks. You should consider the information under the caption "Risk Factors" beginning on page 9 of this Reoffer Prospectus in deciding whether to purchase the Shares of Common Stock offered under this Reoffer Prospectus.

                                  RISK FACTORS

    Purchasing the Shares of Common Stock offered by this Reoffer Prospectus involves a high degree of risk. Before purchasing our Common Stock, you should carefully consider the following risk factors and the other information contained elsewhere in this Reoffer Prospectus.

NO ASSURANCE OF PROFITABILITY.

    Gross profit for fiscal 1999 decreased by $2.0 million, or 4.5%, to $42.4 million, or 39.5% of net sales, from $44.4 million, or 44.7% of net sales, for fiscal 1998. The decrease in gross profit as a percentage of net sales was primarily attributable to changes in the Company's product mix and higher sales promotion costs, including those stemming from lower than expected retail demand for the Company's CyberSplash-TM- product. Although management has taken steps to lessen its exposure to similar industry and retailer developments, there can be no assurance that the Company will operate profitably in the future. Future operating results will depend on a number of factors, including demand for the Company's current products, the Company's ability to introduce new products, market acceptance of new products and the general state of the economy in the U.S. and other major markets.

    CHANGING CONSUMER PREFERENCES; SUBSTANTIAL RELIANCE ON NEW PRODUCT INTRODUCTIONS.

    The toy market is characterized by changing consumer preferences and frequent new product introductions which reduce the period of time in which many toys are successfully marketed. There can be no assurance that any of the Company's current products or product lines will be popular with consumers for any period of time. Furthermore, sales of the Company's existing products are expected to decline over time and may decline at rates faster than expected. The Company's success is dependent upon the Company's ability to enhance existing product lines and develop new products and product lines. Historically, a significant portion of the gross sales each year were derived from new products. The failure of the Company's existing and new products and product lines to achieve and sustain market acceptance and to produce acceptable margins could have a material adverse effect on the Company's financial condition and results of operations.

RISKS ASSOCIATED WITH INVENTORY MANAGEMENT.

    Most of the Company's largest retail customers utilize an electronic inventory management system to track sales of products and rely on reorders being rapidly filled by the Company and distributors rather than maintaining large product inventories. These types of systems put pressure on suppliers like the Company to promptly fill customer orders and shift some of the inventory risk from the retailer to suppliers. The Company generally places orders with manufacturers based in part on advance, non-binding, estimates of orders from its major retail clients. Such estimates may deviate substantially from actual orders. In the event that subsequent orders fall short of original estimates, the Company may be left with excess inventory. Significant excess inventory could result in price discounts and increased inventory carrying costs for the Company. Similarly, if the Company fails to have an adequate supply of products manufactured on a timely basis, the Company may, as a result, lose sales opportunities. Despite the Company's efforts to adjust its production schedule based on market activities, including participating in electronic data interchange ("EDI") programs with its largest retail customers, there can be no assurance that the Company will maintain appropriate inventory levels. Such occurrences may have a material adverse effect on the Company's financial condition and results of operations.

DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS.

    For fiscal 1999, Toys "R" Us and Wal-Mart each accounted for more than 10% of the Company's invoiced sales. The Company expects to continue to rely on a relatively small number of customers for a significant percentage of sales for the foreseeable future. Because of the large portion of the Company's sales to the Company's five largest customers and the significant market share for toy sales to consumers represented by these same customers, the loss of any one of them as a customer, or a significant reduction in sales, would have a material adverse effect on the Company's financial condition and results of operations.

SEASONALITY AND QUARTERLY FLUCTUATIONS.

    The Company's sales are seasonal in that a substantial portion of net sales is made to retailers in anticipation of the Christmas holiday season. During fiscal 1999 approximately 81% of the Company's net sales were made during the Company's second and third fiscal quarters (July through December) in connection with retail sales for the Christmas holiday season. Adverse business or economic conditions during these periods may adversely affect results of operations for the full year. Such seasonality causes the Company's quarterly operating results and working capital requirements to fluctuate. As a result of the seasonality of the Company's net sales, the Company could incur a loss in the first quarter of each fiscal year for the foreseeable future. The Company's financial results for a particular quarter may not be indicative of results for an entire year, and the Company's revenues and/or expenses will vary from quarter to quarter. In addition, in the event that the Company's results of operations for any period are below the expectation of market analysts and investors, the market price of the Common Stock could be adversely affected.

DEPENDENCE ON LIMITED NUMBER OF PRODUCT LINES.

    The Company derives a substantial portion of its revenue from a limited number of product lines. A decrease in the popularity of a particular product line or key products within a given product line during any year could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any of the key product lines will retain their historical levels of popularity or increase in popularity. Decreased sales from any one of the key product lines without a corresponding increase in sales from other existing or newly introduced products would have a material adverse effect on the Company's financial condition and results of operations.

SALES ALLOWANCES.

    The Company has, in certain instances, provided sales allowances to retailers for promotions and for purposes of assisting the retailer in reducing the levels of inventory carried by the retailer. The Company expects that it will continue to be required to make such accommodations in the future. Any significant increase in the amounts of these sales allowances could have a material adverse effect on the Company's financial condition and results of operations.

RELIANCE ON SINGLE AFFILIATED MANUFACTURER; POTENTIAL CONFLICT OF INTEREST.

    During fiscal 1999, one manufacturer, Jauntiway Investments Limited ("Jauntiway") accounted for approximately 81% of the Company's purchases of products. Jauntiway and the Company's purchasing agent, Tai Nam, are owned by David Chu, the Chairman and a principal stockholder of Toymax. In consideration of an agency fee equal to seven percent (7%) of the gross invoiced value of products purchased by the Company, Tai Nam handles all purchase orders for the Company, and assists the Company in product development and testing and Jauntiway manufactures a majority portion of these products in addition to subcontracting certain manufacturing requirements to unaffiliated third parties. The loss of Jauntiway, or a substantial interruption of the Company's manufacturing arrangements with Jauntiway, could cause a delay in production of the Company's products for delivery to its customers and could have a material adverse effect on the Company. While the Company believes that alternate manufacturers exist, there can be no assurance that alternate arrangements could be provided in a timely manner on terms or with the level of support currently provided by the combination of Tai Nam and Jauntiway to the Company.

RELIANCE ON MANUFACTURERS BASED IN CHINA; TRADE RELATIONS.

    To date, most of the Company's products have been manufactured by Hong Kong-based manufacturers at facilities located in the Peoples' Republic of China (the "PRC"). According to reports published by the Toy Manufacturers Association ("TMA"), an industry trade group, the PRC is the world's largest producer of toys and is the source of a majority of toys imported into the U.S. There is uncertainty surrounding the political and economic consolidation of Hong Kong (now known as the Special Administrative Region of China), with the PRC and the extent to which such consolidation could disrupt business in Hong Kong or elsewhere in the PRC. In the event of any such disruption or other political, legal or economic change in Hong Kong or elsewhere in the PRC affecting the Company's business, the Company could be required to seek alternative manufacturing sources. The Company currently does not have in place plans or arrangements for securing alternative manufacturing sources in the event that its present relationship with Tai Nam and Jauntiway prove impracticable to maintain, and there can be no assurance that there would be sufficient alternative facilities to meet the increased demand for production that would likely result from a disruption of manufacturing operations in the PRC. Furthermore, such a shift to alternative facilities would likely result in increased manufacturing costs and could subject the Company's products to increased duties, tariffs or other restrictions.

RISKS INHERENT IN INTERNATIONAL OPERATIONS; CURRENCY RISKS.

    A significant percentage of the Company's business, including substantially all of its product manufacturing, is conducted outside of the United States. As a result, the Company's operations are subject to various risks such as the possibility of the loss of revenue, property or equipment due to expropriation, nationalization, war, insurrection, terrorism or civil disturbance, the instability of foreign economies, currency fluctuations and devaluations, adverse tax policies and governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights. Additionally, the ability of the Company to compete may be adversely affected by foreign governmental regulations that encourage or mandate the hiring of local contractors, or by regulations that require foreign contractors to employ citizens of, or purchase supplies from vendors in, a particular jurisdiction. The Company is subject to taxation in a number of jurisdictions, and the final determination of its tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. There can be no assurance that any of these risks will not have an adverse effect on the Company's financial condition and results of operations.

    While the Company's product purchases are transacted in U.S. dollars, most transactions among the suppliers and subcontractors of Jauntiway Investments Limited, an OEM toy manufacturer that has been the Company's most important manufacturer since inception, are effected in Hong Kong dollars. Accordingly, fluctuations in Hong Kong monetary rates may have an impact on the Company's cost of goods. However, since 1983, the value of the Hong Kong dollar has been tied to the value of the United States dollar, eliminating fluctuations between the two currencies. Despite the announcements by the Hong Kong Government that it is determined to maintain such fixed exchange rate, there can be no assurance that the Hong Kong dollar will continue to be tied to the United States dollar in the near future or longer term. Furthermore, appreciation of Chinese currency values relative to the Hong Kong dollar could increase the cost to the Company of the products manufactured in China, and thereby have a negative impact on the Company.

RELIANCE ON KEY PERSONNEL; PART-TIME SERVICES OF CHAIRMAN.

    The Company's future success will be dependent on the continued efforts of its senior management team which consists of David Chu, Steven Lebensfeld, and Harvey Goldberg. These individuals collectively beneficially own 54% of the Company's outstanding shares of common stock. Mr. Chu is also an officer and director of other companies, and he is not expected to devote to the Company's affairs more than such portion of his business time and attention as he or the Company's Board of Directors may deem necessary. The Company has entered into employment and non-competition agreements with Mr. Lebensfeld and Mr. Goldberg as well as other key executives. The loss of the services of any of these individuals could have a material adverse effect on the Company. The Company's success is also dependent on the Company's ability to attract and/or retain key managerial, sales, marketing, product development and other personnel. There can be no assurance that the Company will be successful in attracting and/or retaining such personnel.

RISKS ASSOCIATED WITH ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES.

    As part of its growth strategy, the Company intends to pursue acquisitions of business or product lines and investments in, and strategic alliances with, entities that complement or expand the Company's current operations or production and marketing capabilities. Any acquisitions (including the acquisitions of Go Fly and Kite, Inc. and Monogram International, Inc.), investments, strategic alliances or related efforts will be accompanied by the risks commonly encountered in such transactions or efforts. Such risks include, among others, the identification of appropriate candidates, the assimilation of operations and personnel of the respective entities, the potential disruption of the Company's ongoing business, the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts, the failure to successfully incorporate licensed or acquired technology and rights into the Company's services, the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management or otherwise. Further, to the extent that any such transaction involves operations located outside the United States, the transaction would involve numerous risks associated with international operations, including regulatory obstacles. There can be no assurance that the Company would be successful in overcoming these risks or any other difficulties encountered with respect to such acquisitions, investments, strategic alliances or related efforts.

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH.

    There can be no assurance that the Company's recent growth will continue or that the Company will be able to maintain its present level of net sales or profitability. Furthermore, future growth, if achieved, might place a strain on the Company's management and financial control systems, and there can be no assurance that management of the Company would be able to manage such growth effectively. Failure to manage any future growth experienced by the Company could have a material adverse effect on the Company's financial condition and results of operations.

CHANGES IN THE RETAIL AND TOY INDUSTRIES.

    The retail industry has periodically experienced consolidation and other ownership changes. Major retailers in the United States and in foreign markets may in the future consolidate, undergo restructurings or realign their affiliations which could decrease the number of stores that sell the Company's products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on the Company's business or financial condition, there can be no assurance as to the future effect of any such changes. The toy industry is also experiencing a shift toward greater consolidation of retail distribution channels, such as large specialty toys stores and discount retailers, including Toys "R" Us, Wal-Mart, Kmart and Target, which have increased their overall share of the retail market. This consolidation has resulted in an increased reliance among retailers on the large toy companies because of their financial stability and ability to support products through advertising and promotion and to distribute products on a national basis. Such consolidation may have a negative impact on the ability of smaller toy companies such as the Company to compete.

COMPETITION.

    The toy industry is highly competitive. Many of the Company's competitors have longer operating histories, broader product lines and greater financial resources and advertising budgets than the Company. In addition, the toy industry has low barriers to entry. Competition is based primarily on the ability to design and develop new toys, procure licenses for popular products, characters and trademarks, and successfully market products. Many of the Company's competitors offer similar products or alternatives to the Company's products. The Company's products compete with other products for retail shelf space. There can be no assurance that shelf space in retail stores will continue to be available to support the Company's existing products or any expansion of the Company's products and product lines. There can be no assurance that the Company will be able to continue to compete effectively in this marketplace.

PROPRIETARY RIGHTS.

    The Company relies on patent, trademark, copyright and trade secret protection, nondisclosure agreements and licensing arrangements to establish, protect and enforce proprietary rights in its products. Despite the efforts of the Company and its licensors to safeguard and maintain their proprietary rights, there can be no assurance that the Company or its licensors will be successful in so doing. In addition, the laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as the laws of the United States. Although the Company and its licensors continue to implement protective measures and intend to defend their proprietary rights vigorously, there can be no assurance that these efforts will be successful. Furthermore, the Company cannot guarantee that it possesses all of the rights purportedly granted under its licensing agreements and cannot guarantee that such licensing agreements are and will be enforceable.

    The Company does not believe that any of its products infringe on the proprietary rights of third parties. However, existing or future intellectual property claims against the Company, if proven, could have a material adverse effect on the Company's business, financial condition and results of operations. Although such claims could ultimately prove to be without merit, the necessary management attention to, and legal costs associated with, litigation or other resolution of such claims could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION; PRODUCT SAFETY.

    The Company's operations in the United States are subject to various laws, rules and regulations, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Flammable Fabrics Act and the regulations promulgated under each such Act. Such laws empower the CPSC to protect children from hazardous toys and other articles. The CPSC has the authority to exclude from the market products that are found to be hazardous and to require a manufacturer to repurchase such products under certain circumstances. Similar laws and regulations exist in most countries in which the Company's products are sold. While the Company oversees a quality control program designed to ensure that its products comply in all material respects with such regulations, no assurance can be made that defects will not be found in the Company's products, resulting in product liability claims, loss of revenue, diversion of resources, damage to the Company's reputation or increased warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

    Products that have been or may be developed or sold by the Company may expose the Company to potential liability from personal injury or property damage claims by consumers. The Company currently maintains product liability insurance coverage in the amount of $25 million per occurrence, with a $50 million aggregate product liability policy. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Moreover, even if the Company maintains adequate insurance, any claim could divert management time and materially and adversely affect the reputation and prospects of the Company.

NO DIVIDENDS.

    Although the Company paid dividends to its stockholders in 1993, 1994 and 1995, the Company intends to retain its earnings, if any, to finance the operation and expansion of its business and, therefore, it does not expect to pay any cash dividends in the foreseeable future.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS.

    Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage, defer or prevent a change of control of the Company. These provisions (1) classify the Company's Board of Directors into three classes, each of which serves for a different three-year period, (2) provide that only the Board of Directors, the Chairman or at least 10% of the stockholders of Company entitled to vote may call special meetings of the stockholders, (3) establish certain advanced notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings and (4) authorize preferred stock, the terms of which may be determined by the Board of Directors and which may be issued without stockholder approval. Each of these provisions, as well as certain provisions of the Delaware Business Combination Act to which the Company is subject, could have the effect of delaying or preventing an acquisition or change in control of the Company.

YEAR 2000 COMPLIANCE

    The Company has established a task force, which has evaluated and is in the process of updating its internal Management Information Systems to ensure that it will have the capability to manage and manipulate data in the year 2000 and beyond. As the Company takes measures to be in compliance, new programs are currently being tested. The Company's information technology ("IT") systems are substantially year 2000 compliant. Costs incurred by the Company to date to implement its plan have not been material and are not expected to have a material effect on the Company's financial condition or results of operations.

    The Company is continuing its assessment of the compliance of its non-IT systems, which include telephone and alarm systems, fax machines and other miscellaneous systems. It is believed that the majority of these systems will not be affected by the Year 2000 issue and the Company anticipates that all significant systems not as yet compliant will be by December 31, 1999.

    The Company has addressed year 2000 compliance with its major customers and vendors and nothing has come to its attention that would lead the Company to believe that those key business partners who are not as yet compliant will not be prior to the year 2000. However, any significant disruption in the flow of new products or of the Company's ability to communicate electronically with its customers and suppliers could negatively impact the Company's business, financial condition and results of operations. To that end, the Company is attempting to discuss and develop contingency plans with these and other participants in the Company's industry, including suppliers, financial institutions and trading partners, which would be implemented, if in fact they do experience functional or data abnormalities as the result of non-compliance. The Company believes that its reasonably likely worst case scenario would be to revert to manual order processing for orders currently processed through EDI systems and the Company's internal order processing systems. However, we could be materially and adversely impacted by widespread economic or financial market disruption, or by the Year 2000 computer system failures of others that may generally occur as a result of the Year 2000 issues.

                           FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Reoffer Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements (or industry results, performance or achievements) expressed or implied by such forward-looking statements to be substantially different from those predicted. Such factors might include, among others, the following:

    - differences between bookings received from customers and actual orders received;

    - the Company's dependence on timely development, introduction and customer acceptance of new products;

    - the loss of existing licenses or the inability to renew or extend licenses under favorable terms;

    - possible weakness of the Company's markets;

    - dependence on a limited number of major customers;

    - the effect of currency fluctuations;

    - other risks and uncertainties as may be disclosed from time to time in the Company's public announcements;

    - the general state of the economy in the United States and other major markets; and

    - customer inventory levels.

    Certain of these factors are discussed in more detail elsewhere in this Reoffer Prospectus, including, without limitation, under the caption "Risk Factors".

    We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this Reoffer Prospectus or incorporated by reference, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this Reoffer Prospectus might not transpire.

                                USE OF PROCEEDS

    All of the Shares of Common Stock are being offered by the Selling Stockholders. The Company will not receive any proceeds from sales of the Shares by the Selling Stockholders, but will receive funds from the sale of the Shares to the Selling Stockholders upon the exercise of stock options for such Shares. The Company will use these funds for working capital.

                              SELLING STOCKHOLDERS

    The Shares offered under this Reoffer Prospectus are being registered for reoffers and resales by Selling Stockholders of the Company who have and may in the future acquire such Shares under the Plans and the Stein Option. The Selling Stockholders named in the following table may resell all, a portion, or none of such Shares. There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

    Participants under the Plans who are deemed to be "affiliates" of the Company who acquire Shares of Common Stock under the Plans may be added to the Selling Stockholders listed below from time to time by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act.

    In addition, certain unnamed non-affiliates of the Company holding restricted securities may use this Reoffer Prospectus for reoffers and resales of the Shares registered pursuant to this Registration

Statement of which this Reoffer Prospectus is a part, if such non-affiliates hold less than the lesser of 1,000 Shares or 1% of the shares issuable under a Plan.

    The following table sets forth certain information concerning the Selling Stockholders as of the date of this Reoffer Prospectus, and as adjusted to reflect the sale by the Selling Stockholders of the Shares offered hereby, assuming all of the Shares offered hereby are sold:

                                                                                                PERCENTAGE OF SHARES
                                                                                                  OF COMMON STOCK
                                                                                               BENEFICIALLY OWNED(4)
                                                                     NUMBER OF SHARES UPON   --------------------------
                                                   NUMBER OF SHARES   EXERCISE OF OPTIONS       BEFORE         AFTER
NAME                                                   OWNED(1)       TO BE OFFERED(2)(3)     OFFERING(1)    OFFERING
-------------------------------------------------  ----------------  ----------------------  -------------  -----------
David Ki Kwan Chu(5).............................       4,349,116             193,902               41.1%         40.9%
Steven A. Lebensfeld(6)..........................       1,331,281             193,902               12.6%         12.2%
Harvey Goldberg(7)...............................          89,447             193,902                  *
Kenneth Price(8).................................         244,116             120,579                2.3%          2.2%
William A. Johnson, Jr.(9).......................           9,286              63,171                  *             *
Carmine Russo (10)...............................          32,866             120,579                  *             *
Andrew B. Stein(11)..............................           7,635              63,171                  *             *
Amy L. Weltman(12)...............................           7,635              63,171                  *             *
Mark Merryweather(13)............................              --              10,000                  *             *
Barry Shapiro(14)................................           1,000              50,000                  *             *
Sanford B. Frank(15).............................           7,635              63,171                  *             *
Jonathan Muir(16)................................              --              15,000                  *             *
Oren Asher(17)...................................          11,738              33,476                  *             *
Joel M. Handel(18)...............................          11,738              33,476                  *             *

------------------------

  * Represents less than 1%.

 (1) Represents shares beneficially owned by the named individual, including shares that such person has the right to acquire within 60 days of the date of this Reoffer Prospectus. Unless otherwise noted, all persons referred to above have sole voting and sole investment power.

 (2) Includes all outstanding options to purchase Shares of Common Stock granted to the named individuals under the Plan whether or not vested or exercisable within 60 days of the date of this Reoffer Prospectus. Also includes all Shares issued to such named individuals upon the exercise of options granted under the Plan. All of such Shares are being registered hereunder. Does not include any shares that may be acquirable under future grants of options under the Plan.

 (3) Does not constitute a commitment to sell any or all of the stated number of Shares of Common Stock. The number of Shares offered shall be determined from time to time by each Selling Stockholder at his sole discretion.

 (4) Based on 10,570,000 shares of Common Stock outstanding as of the date of this Reoffer Prospectus.

 (5) Mr. Chu is Chairman of the Board of the Company.

 (6) Mr. Lebensfeld is President and Director of the Company.

 (7) Mr. Goldberg is Executive Vice-President and Director of the Company.

 (8) Mr. Price is Senior Vice President- Sales and Marketing of the Company.

 (9) Mr. Johnson is Senior Vice President, Chief Financial Officer and Treasurer of the Company.

(10) Ms. Russo is Chief Operating Officer of the Company.

(11) Mr. Stein is Vice President-International Sales of the Company.

(12) Ms. Weltman is Vice President-Marketing of the Company.

(13) Mr. Shapiro is Vice President and President of Toymax Enterprises, a division of the Company.

(14) Mr. Merryweather is Vice President-Business Development of the Company.

(15) Mr. Frank is General Counsel and Secretary of the Company.

(16) Mr. Muir is the Controller of the Company.

(17) Mr. Asher is a Director of the Company.

(18) Mr. Handel is a Director of the Company.

                              PLAN OF DISTRIBUTION

    The sale of the Shares by the Selling Stockholders may be effected in transactions on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale. The Shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In addition, the Shares of Common Stock covered by this Reoffer Prospectus may also be sold pursuant to Rule 144 under the Securities Act, rather than pursuant to this Reoffer Prospectus. The number of Shares to be sold by the Selling Stockholders (or any person with whom such Selling Stockholders is acting in concert for the purpose of selling securities of the Company), whether pursuant to this Reoffer Prospectus or otherwise, may not exceed, during any three month period, the amount specified by Rule 144(e) under the Securities Act because the Company does not satisfy the requirements for use of Form S-3 under the Securities Act,.

    The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Such underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such underwriters or broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular underwriter or broker-dealer may be in excess of customary compensation).

    We will not receive any of the proceeds from the sales of Shares, but we will receive funds from the sale of the Shares to the Selling Stockholders upon the exercise of stock options for such Shares. While all expenses of registration incurred in connection with this offering are being borne by the Company, all brokerage commissions and other expenses incurred by individual Selling Stockholders will be borne by such Selling Stockholders.

    Under the rules and regulations under the Exchange Act, subject to certain exceptions, any person engaged in a distribution of securities may not simultaneously engage in market making activities with respect to such securities for a period of one business day (if such securities have an average daily trading volume over a two month period of $100,000 and the public float value of the issuer's equity securities is $25 million or more) or five business days (in all other cases) prior to the day of the pricing of the securities that are the subject of the distribution. Trading in "actively traded securities" by persons other than the issuer (or selling stockholder) and affiliates is exempt from such restrictions. "Actively traded securities" are securities with an average daily trading volume of $1,000,000 issued by companies with a public float of at least $150 million. In addition, and without limiting the foregoing, the Selling Stockholders and any other person participating in such distribution will be subject to other applicable provisions of the Exchange Act, including without limitation, Rules 100 through 105 of Regulation M promulgated under the Exchange Act, which provisions may limit the timing of purchases and sales of any of the Shares of Common Stock by the Selling Stockholders and any other such person.

    There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares of Common Stock offered by them hereunder.

    An investor may only purchase the Shares of Common Stock being offered hereby if such shares are qualified for sale or are exempt from registration under the applicable securities laws of the state in which such prospective purchaser resides. We have not registered or qualified the Shares of Common Stock under any state securities laws and, unless the sale of such Shares to a particular investor is exempt from registration or qualification under applicable state securities laws, the sale of such Shares to an investor may not be effected until such Shares have been registered or qualified with applicable state securities authorities.

                    INDEMNIFICATION OF DIRECTORS AND OFFICER

    The General Corporation Law of the State of Delaware permits a corporation, through its certificate of incorporation, to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include breach of fiduciary duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. Our certificate of incorporation, as amended, exonerates our directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief.

    Our certificate of incorporation, as amended, and by-laws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

    The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York.

                                    EXPERTS

    The financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and from the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference, except as superseded or modified herein:

    1. The Company's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1999.

    2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999.

    3. The Company's Current Report on Form 8-K/A filed with the Commission on June 11, 1999.

    4. The Company's definitive Proxy Statement dated July 1, 1999 relating to its annual and special meeting of stockholders held on August 5, 1999.

    In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

    The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share, of which, as of the date of this Registration Statement, 10,570,000 shares are outstanding and as of April 1, 19?? held of record by 2011 record holders. Holders of shares of Common Stock are entitled to one vote for each share hold of record on all matters to be voted on by stockholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefore and to share ratably in the assets of the Company available upon liquidation, dissolution or winding up. The holders of shares of Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Baer Marks & Upham LLP, New York, New York will review certain legal matters in connection with this offering on behalf of the Company.

    Joel Handel, a partner of Baer Marks & Upham LLP, is a Director of the Company. The Company granted Mr. Handel options to purchase an aggregate of 33,476 Common Shares at exercise prices ranging from $5.25 to $8.60.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The General Corporation Law of the State of Delaware permits a corporation, through its certificate of incorporation, to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include breach of fiduciary duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. The Company's certificate of incorporation, as amended, exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief.

    The Company's certificate of incorporation, as amended, and by-laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    Not applicable.

ITEM 8. EXHIBITS.

   EXHIBIT
    NUMBER                                                  DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       4.1   Toymax International, Inc. 1997 Amended and Restated Stock Option Plan.

       5.1   Opinion of Baer Marks & Upham LLP.

      23.1   Consent of BDO Seidman LLP.

      23.2   Consent of Baer Marks & Upham LLP (contained in Exhibit 5.1).

      24.1   Power of Attorney (included on signature page of this Registration Statement).

ITEM 9. UNDERTAKINGS.

    The undersigned Company hereby undertakes:

    (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

        (iii) Include any additional or changed material information on the plan of distribution.

    (2) That, for the purpose of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered herein, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainview, State of New York, on the 26th day of August, 1999.

                                TOYMAX INTERNATIONAL, INC.

                                BY:            /S/ STEVEN LEBENSFELD
                                     -----------------------------------------
                                                 Steven Lebensfeld
                                               President and Director

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Lebensfeld and William Johnson, Jr., and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ STEVEN LEBENSFELD         President and Director
------------------------------      (Principal Executive       August 26, 1999
      Steven Lebensfeld                   Officer)

                                    Officer (Principal
   /s/ WILLIAM JOHNSON, JR.         Financial Officer and
------------------------------      Principal Accounting       August 26, 1999
     William Johnson, Jr.                 Officer)

     /s/ HARVEY GOLDBERG        Director and Executive Vice
------------------------------            President            August 26, 1999
       Harvey Goldberg

        /s/ DAVID CHU            Chairman of the Board of
------------------------------            Directors            August 26, 1999
          David Chu

        /s/ OREN ASHER                   Director
------------------------------                                 August 26, 1999
          Oren Asher

       /s/ JOEL HANDEL                   Director
------------------------------                                 August 26, 1999
         Joel Handel

                        FORM S-8 REGISTRATION STATEMENT
                                     ITEM 8
                                    EXHIBITS
                           TOYMAX INTERNATIONAL, INC.

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       4.1   Toymax International, Inc. 1997 Stock Option Plan

       5.1   Opinion of Baer Marks & Upham LLP.

      23.1   Consent of BDO Seidman LLP.

      23.2   Consent of Baer Marks & Upham LLP (contained in Exhibit 5.1).

      24.1   Power of Attorney (included on signature page of this Registration Statement).